REVOLVING FACILITY AGREEMENT

Dated November 30, 2011

For

VISHAY ADVANCED TECHNOLOGIES LTD

As Borrower

Provided by

HSBC BANK PLC, TEL AVIV BRANCH

As Bank

THIS FACILITY AGREEMENT is dated this 30th day of November 2011 between:

(1)	VISHAY ADVANCED TECHNOLOGIES LTD, a limited company (with company number 51-286814-2) organised and existing under the laws of the State of Israel, having its registered office at 2 Haofan St., Holon 58814, Israel, as borrower (the "Borrower"); and

(2)	HSBC BANK PLC, TEL AVIV BRANCH of 74 Rothschild Blvd, Tel-Aviv, Israel, (the "Bank").

WHEREAS

The Bank has agreed to make available to the Borrower, upon and subject to the terms and conditions contained in this Agreement, a committed credit facility in an amount up to USD 15,000,000.

NOW, THEREFORE, IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement, the following terms shall have the following meanings:

Acceptable Certifier	One of: (i) an officer of the Bank or any of its Affiliates; (ii) a notary with apostille; (iii) a lawyer licensed to practise law in Israel; or (iv) an Israeli consul.

Acquisition	(a) any acquisition by the Borrower or any of its Subsidiaries of an interest in any other person that shall then become Consolidated with the Borrower and its Subsidiaries in accordance with GAAP (or Consolidated with VPG and its subsidiaries in accordance with United States GAAP) (including, by way of merger into Borrower or any Subsidiary or otherwise), or (b) any acquisition by the Borrower or any of its Subsidiaries of all or any substantial part of the assets of any other person or of a division or line of business of any other person, in any case, whether by purchase, lease, exchange, issuance of equity or debt securities, merger, reorganization or any other method.

Affiliate	A Subsidiary or a holding company of the Bank or any other Subsidiary of that holding company.

Agreement Date	The date of this Agreement.

Applicable Environmental Standards	All applicable laws and regulations relating to health, safety and environmental matters, all consents, licenses, authorisations and approvals of, and exemptions by, any Governmental Authority relating to health, safety and environmental matters relevant and applying to the Borrower and its Subsidiaries.

Available Commitment	The Commitment minus:

(a) the Base Currency Amounts of any outstanding Utilisations; and

(b) in relation to any proposed Utilisation, the Base Currency Amounts of any Utilisations that are due to be made on or before the proposed Utilisation Date,

other than any Utilisations that are due to be repaid, prepaid or to expire on or before the proposed Utilisation Date.

Bank's Spot Rate of Exchange	The Bank's spot rate of exchange for the purchase of the relevant currency with the Base Currency at or about 11:00 a.m. on a particular day.

Base Currency	USD.

Base Currency Amount	In relation to a Loan or a Utilisation, the amount specified in the Request delivered by the Borrower for that Loan or Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Bank's Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Bank receives the Request) adjusted to reflect any repayment (other than a repayment arising from a change of currency), prepayment, consolidation or division of the Loan or Utilisation.

Base Rate	LIBOR.

Borrower's Account	Account number __________ under the name of the Borrower at the Bank.

Business Day	A day on which banks are open for business in Tel-Aviv, London and:

(a) (in relation to any date for payment or purchase of USD) New York; or

(b) (in relation to any date for payment or purchase of EUR) any TARGET Day.

Capital Lease	A lease with respect to which the lessee is required to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

Capital Lease Obligation	With respect to any Capital Lease, the amount of the obligation of the lessee thereunder which would in accordance with GAAP appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

Certified True Copy	A copy of a document certified as being a true copy of the original by an Acceptable Certifier.

Change of Control	(a) Any person or group of persons, acting in concert, other than interests owned by members of the Zandman Parties, shall obtain ownership or control in one or more series of transactions of more than 50.1% of the common stock or 50.1% of the voting power of VPG entitled to vote in the election of members of the board of directors of VPG or similar governing body;

(b) Any person or group of persons, acting in concert, other than interests owned directly or indirectly by members of the Zandman Parties, , shall obtain ownership or control in one or more series of transactions of more than 50.1% of the common stock or more than 50.1% of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower or similar governing body; or

(c) Any person or group of persons, acting in concert, other than interests owned directly or indirectly by members of the Zandman Parties, shall obtain ownership or control in one or more series of transactions of more than 50.1% of the common stock or more than 50.1% of the voting power of VPI entitled to vote in the election of members of the board of directors of VPI or similar governing body.

Commitment	USD 15,000,000 to the extent not cancelled, reduced, terminated or transferred under this Agreement.

Commitment Period	The period from the Agreement Date to the earlier of the date falling three years following the Agreement Date or the date the Commitment is entirely cancelled (both dates inclusive).

Consolidated	With respect to any person and any specified Subsidiaries, refers to the consolidation of financial statements of such person and such Subsidiaries and of particular items in such financial statements in accordance with GAAP.

Debentures	Debentures (Igrot Hov) signed by the Borrower and each Guarantor, in the forms satisfactory to the Bank, including for the creation of the following first ranking collaterals with respect to each of the foregoing:

(a) a floating charge over all assets;

(b) a fixed charge over uncalled/unpaid-up share capital and goodwill;

(c) a fixed charge and assignment over all intellectual property rights; and

(d) a fixed charge and assignment over all rights under insurance policies.

Default	An Event of Default or an event or circumstance which but for the giving of notice, passage of time, the making of any determination or fulfilment of any other applicable condition (or any combination of the foregoing) would constitute an Event of Default.

Default Interest	As described in Clause 8.3.

EBITDA	To be computed according to the mechanism set forth in Schedule 1 of this Agreement (which Schedule may be amended from time to time by the written consent of the parties hereto).

Environmental Claim	Any and all obligations, liabilities, losses, administrative, regulatory or judicial actions, suits, demands, decrees, claims, liens, judgments, notices of non-compliance, notices of potential or actual liability or violation, investigations or proceedings by or before any Governmental Authority or damages (including consequential and punitive damages), penalties and out-of-pocket costs, expenses, reimbursements or attorneys’ or consultants’ fees relating to the foregoing, incurred under any Applicable Environmental Standards, including (a) any and all claims by any person for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any Applicable Environmental Standards and (b) any and all claims by any person seeking damages, contributions, indemnification, cost recovery, compensation or injunctive relief resulting from hazardous substances or arising from alleged injury to health, safety or the environment, or non-compliance with Applicable Environmental Standards.

Event of Default	An event specified as such in Clause 16 (Events of Default).

Facility	The revolving loan facility made available under this Agreement as described in Clause 2.

Facility Office	The Tel Aviv branch of the Bank or such other branch of the Bank or an Affiliate as may be designated by the Bank by written notice to the Borrower at least seven (7) days in advance.

Finance Documents	(a)	This Agreement;

	(b)	The Subordination Agreement;

	(c)	The Security Documents;

	(d)	Each Request; and

Any other document designated as such by the Bank and the Borrower or replacing an existing Finance Document.

GAAP	Generally accepted accounting principles in Israel, consistently applied, as in effect from time to time.

Governmental Authority	The government or any political subdivision of the government of the State of Israel or any other country, any agency, department or any other administrative authority or instrumentality thereof, including, without limitation, any local or other governmental agency or other authority within the State of Israel or that other country.

Guarantees	Letters of Guarantee signed by each of the Guarantors and VPG, in the forms satisfactory to the Bank.

Guarantors
	(a)	Tedea-Huntleigh International Ltd;

	(b)	T-H Technology Ltd;

	(c)	T-H Industrial Properties Ltd; and

Any other party which guarantees the payment of the Borrower's debts and obligations under this Agreement to the Bank, subsequent to the Agreement Date (except VPG).

Indebtedness	With respect to any person (without duplication):

	(a)	all indebtedness of such person for borrowed money;

	(b)	all obligations of such person for the deferred purchase price of capital assets or for any part of the deferred purchase price of other property or services which purchase price for other property or services is due more than six months (or a longer period of up to one year, if such terms are available from suppliers in the ordinary course of business) from the date of incurrence of the obligation in respect thereof;

	(c)	all obligations of such person evidenced by notes, bonds (other than performance bonds), debentures or other similar instruments;

	(d)	all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) and all other indebtedness secured by a lien on the property or assets of such person;

(e)	all Capital Lease Obligations of such person;

(f)	all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities;

(g)	all obligations in respect of disqualified stock or other obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such person or any warrants, rights or options to acquire such capital stock, which obligations shall be valued, in the case of redeemable preferred stock, at the liquidation preference payable upon mandatory redemption and, in the case of other such obligations, at the amount that, in light of all the facts and circumstances existing at the time of determination, can reasonably be expected to become payable;

(h)	all obligations of such person under Swap Agreements;

(i)	a guarantee of such person;

(j)	all Indebtedness referred to in clauses (a) through (h) above secured by (or which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness;

(k)	all unfunded pension liabilities; and

(l)	the Indebtedness of any partnership or unincorporated joint venture in which such person is a general partner or a joint venturer.

India Transducers Asset Sale	The sale by Tedea-Huntleigh International Ltd (an Israeli company) to Vishay Precision Transducers India Private Ltd of certain load cell manufacturing assets for an aggregate purchase price of approximately USD 8,000,000.

Interest Payment Date	The final day of an Interest Period.

Interest Period	As determined in Clause 7 (Interest Periods).

Investment	As applied to any person (the “investor”) but without duplication: (a) any direct or indirect purchase or other acquisition by such investor of stock or other securities of any other person, (b) any guarantee by such investor of obligations of any other person, (c) any direct or indirect loan, advance or capital contribution by such investor to any other person, including all Indebtedness and accounts receivable owing to such investor from such other person which are not current assets or did not arise from sales to such other person in the ordinary course of business and (d) any Swap Agreement entered into by such person.

Israeli Corporate Group	The Borrower and its direct or indirect Subsidiaries, except the PM Group.

Legal Opinion	A legal opinion signed by U.S. counsel reasonably acceptable to the Bank, relating to the legality, validity, binding effect and enforceability of the Guarantee provided by VPG.

LIBOR	(London Inter Bank Offered Rate) means the interbank interest offered on the London market for USD or EUR, as the case may be, for the relevant Interest Period. LIBOR will be determined in accordance with the data published by Reuters on the LIBOR 01 screen as of 11:00, two Business Days before the first day of that period, or, if no data is published on the screen or by Reuters, the terms of the below Clause 12 (Unavailability of Currencies) will apply. Should the LIBOR be a negative number, the interest will be calculated on the basis that the LIBOR is equal to 0%.

Loan	The principal amount of each loan borrowed by the Borrower under this Agreement or the principal amount outstanding of that borrowing.

Mandatory Costs	The cost imputed to the Bank of compliance with any applicable regulatory or central bank requirement relating to the Loan.

Margin	2.15% p.a.

Material Adverse Change	Any material adverse change in:

(a) the business, condition (financial or otherwise), results, operations or properties of (i) the Borrower or (ii) the Borrower and its Subsidiaries taken as a whole;

(b) the binding nature, validity or enforceability of any of the Finance Documents;

(c) the ability of the Borrower or any of the Guarantors and/or VPG to perform its obligations under any of the Finance Documents to which it is a party; or

(d) the validity, perfection, priority or enforceability of any security granted to the Bank under the Security Documents.

Maximum Interest	The interest payable under this Agreement plus Unauthorised Overdraft Interest.

Obligor	(a)	The Borrower;

	(b)	VPG; and

	(c)	each Guarantor.

Officer's Compliance Certificate	A certificate in the form of Schedule 2.

Payment Date	A day on which principal and/or interest is payable.

Permitted Acquisition	An Acquisition (a) in which the Borrower provides at least 15 Business Days' prior written notice to the Bank, together with pro forma financial information and revised projections giving effect to the Acquisition, (b) of a business that is in a Permitted Business, (c) in compliance with applicable laws, (d) in which the Board of Directors of the target approves the sale, (e) where no Default or Event of Default has occurred and is continuing before, and after giving effect to, the Acquisition and the representations in the Finance Documents shall be correct in all material respects at the time of such Acquisition and (f) in which, for Acquisitions with a purchase price in excess of USD 5,000,000, the Borrower provides such documentation and information as the Bank reasonably requests; provided, any such Acquisition shall not be effected when the Leverage Ratio (as defined in Clause 15.13(a)(ii)) (on a pro forma basis after giving effect to the Acquisition) is greater than or equal to 1.5:1.0.

Permitted Business	Owning, operating, managing and maintaining a business engaged in the design, manufacture, marketing and delivery of sensors, sensor-based systems and foil technology-based products, such as resisters, resistive sensors, and sensor-based systems, all for a wide variety of applications, and all lines of business reasonable related thereto.

PM Group	Vishay PM Group Limited and its direct and indirect Subsidiaries.

Repayment Date	As set out in the Request for the relevant Loan, provided that:

	(a)	Each Repayment Date shall coincide with an Interest Payment Date; and

	(b)	The final Repayment Date for any Loan shall not be later than the end of the Commitment Period.

Reported Person	(a)	The Borrower;

	(b)	Each Guarantor;

	(c)	Vishay Waste Collection Systems B.V.;

	(d)	Vishay Waste Collection Systems N.V.;

	(e)	Vishay PM Onboard (Ireland) Limited; and

Any other Subsidiary of the Borrower which succeeds to a Reported Person's activity or a significant portion thereof subsequent to the Agreement Date.

Request	A request made by the Borrower for a Utilisation, substantially in the form of Schedule 3 (Form of Request).

Reference Banks	The principal London offices of Standard Bank plc, HSBC Bank plc and The Royal Bank of Scotland plc.

Restricted Payment	(a)	any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of the Borrower or any of the Guarantors, as the case may be, now or hereafter outstanding, except a dividend payable solely in shares of capital stock of the Borrower or such Guarantor, as the case may be;

	(b)	any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of any class of capital stock of the Borrower or any of the Guarantors, as the case may be, now or hereafter outstanding, or of any warrants, rights or options to acquire any such shares or interests, except to the extent that the consideration therefor consists solely of shares of capital stock of the Borrower or such Guarantor;

	(c)	any sinking fund, other prepayment or instalment payment on account of any capital stock of the Borrower or any of the Guarantors;

	(d)	any other payment, loan or advance to a shareholder or other equity holder of the Borrower or any Guarantor whether in the capacity of such person as a shareholder or otherwise, except salaries and other compensation, the payment of which is not otherwise restricted under the Finance Documents, paid in the ordinary course of business, consistent with past practice and/or with general practice concerning payments made to officers and/or service providers of similarly situated companies;

	(e)	any forgiveness or release without adequate consideration (it being clarified that in case of a conversion of debt to capital stock, the capital stock would be deemed to be "consideration" for the debt, the adequacy of which shall be determined on a case-by-case basis) by the Borrower or any Guarantor of any Indebtedness or other obligation owing to the Borrower or such Guarantor by a shareholder or other equity holder of the Borrower or a Guarantor; or

	(f)	any payment of principal, interest, fees or other amounts in respect of subordinated Indebtedness.

Security Documents	(a)	each Guarantee; and

	(b)	each Debenture.

Senior Agent	JPMorgan Chase Bank, National Association.

Senior Credit Facility	The credit facility made available to VPG or its wholly-owned direct or indirect subsidiaries under the Credit Agreement by and among VPG, the Senior Agent, and others, dated as of 14 10 2010, as amended or replaced.

Subordination Agreement	The document titled "Subordination Agreement" signed by the Bank, the Senior Agent and VPG on or about the date of this Agreement.

Subsidiary	As defined in the Securities Law, 5728-1968, i.e. a company in which another company holds fifty percent or more of the nominal value of its issued share capital or of the voting power therein or is entitled to appoint half or more of the directors or its general manager.

Swap Agreement	Any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

Tangible Shareholders Equity	The excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with the mechanism set forth in Schedule 4 of this Agreement (which Schedule may be amended from time to time by the parties' written consent).

TARGET2	The Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007

TARGET Day	Any day on which TARGET2 is open for the settlement of payments in EUR.

Taxes	Includes all present and future income and other taxes, levies, imposts, deductions, charges and withholdings in the nature of taxes whatsoever together with interest thereon and penalties with respect thereto, if any, and any payments made on or in respect thereof and "Taxation" shall be construed accordingly.

Unauthorised Overdraft Interest	A supplement to the interest under this Agreement in respect of a debit balance in the Borrower's Account which is not within an authorised overdraft facility.

Utilisation	A utilisation of the Facility, i.e., the provision of a Loan.

Utilisation Date	The date of a Utilisation.

VPG	Vishay Precision Group, Inc.

VPI	Vishay Precision Israel Ltd.

Zandman Parties	(a) the estate of the late Dr Felix Zandman, (b) his spouse, (c) lineal descendants of the foregoing, (d) any trusts for the benefit of any of the foregoing, and (e) any entities owned exclusively by the foregoing.

1.2	Interpretation

	(a)	In this Agreement, unless the contrary intention appears, a reference to:

		(i)	an "amendment" includes a supplement, novation or re-enactment and "amended" is to be construed accordingly;

"assets" includes properties, revenues and rights of every description;

an "authorisation" includes an authorisation, consent, approval, resolution, licence, exemption, filing and registration;

a "month" is a reference to a period starting on one day in a calendar month and ending on the day before the numerically corresponding day in the next calendar month, except that if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last day in that calendar month;

a "person" includes any person, firm, company, corporation, partnership, association, government, state, Governmental Authority or other entity or one or more of them;

a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, Agency, department or regulatory, self-regulatory or other authority or organisation;

a "screen" in the definition of "LIBOR" includes any replacement screen or page nominated by the British Bankers Association as the information vendor for the purpose of displaying British Banker Association Interest Settlement Rates for deposits in various currencies;

(ii) a provision of law is a reference to that provision as amended or re-enacted;

(iii) a Clause or Schedule is a reference to a clause of or schedule to this Agreement;

(iv) a person includes its successors and/or assigns;

(v) this Agreement or another document is a reference to that Finance Document or other document as amended, subject to compliance with the terms of this Agreement; and

(vi) a time of day is a reference to Tel Aviv time.

	(b)	The headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

	(c)	In this Agreement, words denoting the singular include the plural and vice versa; words denoting any gender include all genders.

2.	THE FACILITY

	(a)	Subject to the terms of this Agreement, the Bank agrees to grant to the Borrower a USD revolving loan facility up to an aggregate principal amount not exceeding the Commitment.

	(b)	The Bank shall only be obliged to lend if the conditions precedent under Clause 4 (Conditions Precedent) have been satisfied in accordance with the terms of that Clause.

3.	PURPOSE

The Borrower shall apply the proceeds of the Loan for lawful corporate purposes. The Bank shall be under no responsibility to ensure that the Borrower complies with the above.

4.	CONDITIONS PRECEDENT

The obligation of the Bank to grant the Loan is subject to fulfilment of the following conditions precedent to the Bank's full satisfaction, not later than seven days following the date of signature hereof:

	(a)	Opening the Borrower's Account with the Bank in accordance with all the Bank's procedures, including compliance with "know your customer" and other background checks relating to the Borrower and signatories.

	(b)	Receipt by the Bank of Certified True Copies of the constitutional documents of each Guarantor and of VPG.

	(c)	Execution of the Finance Documents in the form acceptable to the Bank.

	(d)	Provision of acknowledgment of counsel, evidencing due corporate action authorising each Obligor to enter into the transaction contemplated hereby and authorising that Obligor's signatories to act on its behalf.

	(e)	Receipt by the Bank of all the insurance certificates and receipts in respect of payment of the insurance premiums for the insurance of the assets of the Borrower and each Guarantor and copies of all insurance contracts, as described in Clause 15.4, paragraphs (a)-(c).

	(f)	Receipt by the Bank of the Legal Opinion in the form acceptable to the Bank.

	(g)	Receipt by the Bank of the Borrower's audited annual solo financial statements for the year 2010.

	(h)	Receipt by the Bank of evidence that there are no outstanding loans or advances to any member of the Israeli Corporate Group or VPI under the 2010 Note Instrument (as defined in the Senior Credit Facility agreement).

	(i)	Payment of reasonable legal fees pursuant to Clause 17(c).

	(j)	On each Utilisation Date:

(i) the representations and warranties in Clause 14 (Representations and Warranties) to be repeated on those dates are correct;

(ii) no Default is outstanding;

(iii) no law, regulation, ruling or other action of any Governmental Authority shall be in effect or shall have occurred, the effect of which would be to prevent any party to this Agreement from fulfilling its obligations; and

(iv) all fees payable hereunder by the Borrower to the Bank on or before Utilisation have been paid when due (or will be paid simultaneously with the Utilisation).

5.	UTILISATION

5.1	Drawdown

The Borrower may make a Utilisation during the Commitment Period if the Bank receives not later than 10:00 a.m. three Business Days before the proposed Utilisation Date, a duly completed Request for such Utilisation. Any Request once delivered is irrevocable. The undrawn amount (if any) of the Commitment shall automatically be cancelled on the close of business on the last day of the Commitment Period.

5.2	Completion of Requests

A Request for a Utilisation will not be regarded as having been duly completed unless:

(a)	the Utilisation Date of such Utilisation is a Business Day falling on or before the last day of the Commitment Period;

(b)	the currency and amount comply with Clause 5.4 (Currency and amount);

(c)	the Interest Period selected for such Utilisation complies with Clause 7 (Interest Periods);

(d)	the interest rate selected for such Utilisation complies with Clause 8.1 (Interest rate); and

(e) the final Repayment Date selected for such Utilisation being a Loan is scheduled to occur no later than the end of the Commitment Period.

5.3	Number of Requests and Drawdowns

The Borrower may, subject to the other terms of this Agreement, deliver one Request on any one Business Day. No further Request may be delivered by the Borrower during the period of three Business Days following the delivery of a Request.

5.4	Currency and amount

(a) The currency specified in the Request must be USD or EUR.

(b) The amount of the proposed Utilisation must be such that its Base Currency Amount is less than or equal to the Available Commitment.

5.5	Availability of Utilisations

Subject to the terms of this Agreement, the Bank shall make each Utilisation available to the Borrower on the relevant Utilisation Date.

6.	REPAYMENT, PREPAYMENT AND CANCELLATION

6.1	Repayment

(a) Repayment of the principal amount of each Loan will be on the Repayment Dates set out in the relevant Request. Where more than one Repayment Date is indicated in the Request, repayment shall be in equal instalments on those dates.

(b) The Borrower shall pay all interest accrued on account of each Loan on each Interest Payment Date.

6.2	Voluntary prepayment

The Borrower may, by giving not less than 10 Business Days' prior notice to the Bank, prepay a Loan in whole or in part at any time, provided that:

(a) each prepayment shall be in a minimum amount equal to USD 1,000,000 and integral multiples of USD 200,000 in excess of such minimum amount (or the entire outstanding balance of the Loan in excess of such minimum amount); and

(b) if the intended date for prepayment is not an Interest Payment Date, the prepayment shall be subject to a prepayment fee to be determined by the Bank.

6.3	Currency

Loan and interest payments shall be repaid in the currency of that Loan.

6.4	Non-Business Days

If a payment falls on a day which is not a Business Day, then that payment shall instead be made on the next Business Day in that calendar month (if there is one), or the preceding Business Day (if there is not).

6.5	Voluntary cancellation

The Borrower may, without premium, fee or penalty by giving not less than five Business Days’ prior written notice to the Bank, cancel the unutilised amount of the Commitment, provided that any cancellation shall be in a minimum amount of USD 1,000,000 and in whole multiples of USD 1,000,000 in excess of such minimum amount (or the entire unutilised Commitment).

6.6	Miscellaneous provisions

	(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable.

	(b)	All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and any amount due in respect of that prepayment under Clause 6.2.

	(c)	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

	(d)	No amount of Commitment cancelled under this Agreement may subsequently be reinstated.

	(e)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid, repaid or expired may be reutilised in accordance with the terms of this Agreement.

7.	INTEREST PERIODS

7.1	Interest Periods

	(a)	Each Interest Period for a Loan shall be for a period of one month or three months – as per Borrower's election.

	(b)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

7.2	Non-Business Days

	(a)	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

	(b)	If an Interest Period commences on the last Business Day of a calendar month and if there is no corresponding day in the calendar month in which it is to end, then it shall end on the last Business Day of such calendar month.

7.3	Coincidence with the Repayment Date

If an Interest Period would otherwise overrun the Repayment Date for that Loan, it shall be shortened so that it ends on that Repayment Date.

8.	INTEREST

8.1	Interest rate

The rate of interest shall be equal to the following:

	(a)	The Base Rate plus the Margin,

Plus:

	(b)	Mandatory Costs.

8.2	Interest shall be calculated on the amount of the outstanding drawing on a daily basis and on the basis that there are 360 days in each year.

8.3	Default interest

Default Interest shall be 2% p.a. over the Interest as determined in clause 8.1. Any sum payable by the Borrower which is not paid when due will bear Default Interest until actual payment.

9.	PAYMENTS

9.1	Place

All amounts due to be paid by the Borrower under this Agreement shall be made to the Bank by debiting the Borrower's Account held at the Bank on the Payment Dates, or shall otherwise be made by the Borrower to such other place as the Bank may notify to the Borrower for this purpose 5 (five) days in advance.

9.2	Application

The Bank may apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under this Agreement or in or towards the purchase of any amount of any currency to be so applied.

9.3	Set-off and counterclaim

All payments made by the Borrower shall be made without set-off or counterclaim.

9.4	Partial payments

(a) If the Bank receives a payment insufficient to discharge all the Loan then due and payable by the Borrower, the Bank shall apply that payment towards the obligations of the Borrower in the following order:

(i) firstly, in or towards payment of any unpaid fees, costs and expenses of the Bank;

(ii) secondly, in or towards payment of any interest amount due but unpaid under this Agreement; and

(iii) thirdly, in or towards payment of the principal amount and any other sum due but unpaid under this Agreement.

(b) Paragraph (a) above shall override any appropriation made by an Obligor.

9.5	Overdraft

Unless otherwise authorised by the Bank:

(a) Nothing in this Agreement shall be deemed to permit an overdraft in the Borrower's Account. Overdraft amounts in the Borrower's Account shall bear Maximum Interest.

(b) The Borrower's Account shall be debited in respect of Maximum Interest thereupon. The debit of Maximum Interest shall not be considered as an agreement by the Bank or its approval to the unauthorised debit balance.

(c) The Interest Periods for Maximum Interest payable by the Borrower will be three-month periods coinciding with each calendar quarter. Maximum Interest will be capitalised at the end of each such Interest Period if unpaid.

(d) Subject to any other provisions of this Agreement, the Bank will notify the Borrower of any change in the Unauthorised Overdraft Interest and/or Maximum Interest in the manner and at the times prescribed by law.

(e) The Bank will only allow a debit balance in the Borrower's Account at its sole discretion, subject to all applicable laws and regulations (including Bank of Israel regulations), in exceptional cases and for a pre-determined provisional period. The Bank will promptly notify the Borrower of the provision, terms and conditions and expiry date of such exceptional overdraft, and the Borrower shall be deemed to agree to such terms and conditions.

10.	SECURITY

(a) The repayment and discharge of all monies at any time owing in respect of the Loan will be secured by the Security Documents and all other security at any time given to the Bank in respect of the Borrower's liabilities to the Bank.

(b) Without prejudice to paragraph (a), the Borrower shall procure that any person which becomes a Guarantor in accordance with the terms of this Agreement subsequent to the Agreement Date shall execute and deliver to the Bank a Guarantee and Debenture.

11.	TAXES

11.1	Payments

All payments to be made by the Borrower or on its behalf to the Bank shall be made free and clear of and without deduction for or on account of all Taxes imposed or levied by or on behalf of Israel or any other jurisdiction from or through which such payment is made or any authority therein or thereof having power to tax in connection with the performance by the Obligor of its obligations under the Finance Documents ("Applicable Taxes") unless that Obligor is compelled by law to make payment subject to such Applicable Taxes.

11.2	Grossing up

All Applicable Taxes (other than Applicable Taxes on the overall net income of the Bank, which are not deducted from a payment hereunder) shall be paid by the Borrower promptly upon its becoming aware that it is obliged to pay the same. The Borrower will indemnify the Bank in respect of all such Applicable Taxes (other than Applicable Taxes on the overall net income of the Bank which are not deducted from a payment hereunder). In addition, if any Applicable Taxes or amounts in respect thereof must be deducted from any amount payable or paid by the Borrower under any Agreement (or payable or paid by the Bank under any Agreement), the Borrower shall pay such additional amounts as may be necessary to ensure that the Bank receives a net amount equal to the full amount which it would have received had payment not been made subject to such Applicable Tax. The Borrower shall deliver to the Bank, within 30 days of each payment, evidence satisfactory to the Bank (including all relevant tax receipts) that such Applicable Taxes have been duly remitted to the appropriate authority.

If the Bank determines, in its sole discretion, that it has received a refund of any Applicable Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 11,2, it shall pay to the Borrower within 30 days of receipt an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 11.2 with respect to the Applicable Taxes giving rise to such refund), net of all out-of-pocket expenses of the Bank, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Bank in the event the Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other person.

12.	UNAVAILABILITY OF CURRENCIES

12.1	Reference Banks

If a screen rate is not available for USD, EUR or the relevant Interest Period of a Loan, LIBOR shall be determined according to the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Bank at its request quoted by the Reference Banks to be the respective rates at which they are offering USD or EUR deposits to leading banks in the London interbank market at or about 11:00 a.m. two Business Days before the first day of that period for the offering of deposits in USD or EUR and for a period comparable to the relevant Interest Period.

12.2	Absence of quotations

If LIBOR is being determined by quotations by the Reference Banks and a Reference Bank does not supply an offered rate by 1:00 p.m. two Business Days before the first day of the relevant Interest Period, the applicable LIBOR shall, subject to Clause 12.3 (Market disruption), be determined on the basis of the quotations of the remaining Reference Banks.

12.3	Market disruption

If LIBOR is being determined by quotations by the Reference Banks and no, or only one, Reference Bank supplies a rate for the purposes of determining LIBOR by 1:00 p.m. two Business Days before the first day of the relevant Interest Period or the Bank otherwise determines that adequate and fair means do not exist for ascertaining LIBOR, then the relevant Loan shall continue until the expiry of the Interest Period on such basis as the Bank determines feasible including redenomination of the currency according to Clause 13. The Borrower shall be entitled to prepay that Loan according to terms agreed with the Bank.

13.	REDENOMINATION

Upon any redenomination of a Loan under Clause 12.3, the Bank shall, to the extent that it believes the terms hereunder to be inappropriate for the re-denominated currency, issue a new loan agreement to the Borrower.

14.	REPRESENTATIONS AND WARRANTIES

14.1	Representations and warranties

The Borrower makes the representations and warranties set out in this Clause 14 (Representations and Warranties) to the Bank, in reliance on which the Bank has entered into this Agreement.

14.2	Status and authority

The Borrower and each of its Subsidiaries is duly organised and validly existing under the laws of its jurisdiction of incorporation, with full power, authority, and legal right to own its property and carry on its business as now conducted and as contemplated to be conducted, and has taken all actions necessary to authorise it to execute, deliver, perform, and observe the terms and conditions of the Finance Documents to which it is a party.

14.3	Government Authorisations

All consents, licenses, authorisations and approvals of, and exemptions by, any Governmental Authority that are necessary for the existence and operation of the Borrower and each of the Guarantors, as currently conducted, have been obtained.

14.4	No Default

No Default is outstanding or might result from the making of a Loan.

14.5	Authorisations

All authorisations required in connection with the entry into, performance, validity and enforceability of the Finance Documents have been obtained or effected and are in full force and effect.

14.6	Litigation

Except as disclosed in the Borrower's and all Guarantors' financial statements, no legal proceedings are pending or, to the best of the Borrower’s knowledge, threatened, against the Borrower or any of the Guarantors, before any court or Governmental Authority that are or might:

(a) to the extent they are for money damages, are not fully covered by insurance (subject to usual deductibles and exclusions in an aggregate amount not exceeding USD 1,000,000);

(b) to the extent they are not for money damages, would reasonably be expected to result in a Material Adverse Change;

(b) restrain or enjoin or have the effect of restraining or enjoining the performance or observance of the terms and conditions of any material term of a Finance Document; or

(c) in any other manner question the validity, binding effect or enforceability of any Finance Document.

14.7	Information

(a) All written information provided or delivered by it and each of its Subsidiaries to the Bank was true, correct and complete in all material respects and not misleading in any material respect as of the date that it was delivered; and

(b) all written information provided or delivered by it and each of its Subsidiaries to the Bank did not omit, as at the date that it was delivered, any material information which, if disclosed, might adversely affect the decision of a financial institution considering whether to enter into this Agreement.

14.8	Compliance

To the Borrower's knowledge, it and each of the Guarantors are currently complying with applicable laws and regulations in all material respects and there is no event or circumstance which would be likely to cause it or any of the Guarantors to cease to comply with such laws and regulations in any material respect.

14.9	Insurances

All insurances of the Borrower and each of the Guarantors are or, at the time they are required to be maintained or effected, will be, in full force and effect and so far as it is aware no event or circumstance has occurred, nor has there been any omission to disclose a fact, which would in either case entitle any insurer to avoid or otherwise reduce its liability under any policy relating to the insurances.

14.10	Title and ownership

The Borrower and each of the Guarantors have good and marketable title to its assets.

14.11	Environment

(a) The Borrower, each of the Guarantors and their business, operations, leaseholds and property are in compliance with all Applicable Environmental Standards. The Borrower is not aware of any circumstances, which may prevent compliance in the future, where, such non-compliance shall constitute a Material Adverse Change.

(b) To the knowledge of the Borrower, no Environmental Claim exists other than those referred to in the notes to the Borrower's or the Guarantors' Financial Statements.

14.12	Stamp duties

The Borrower shall bear and pay all stamp or registration duty or similar taxes or charges, if any, which shall be payable in respect of the Finance Documents.

14.13	Jurisdiction/governing law

The Borrower’s:

(a) irrevocable submission under Clause 26 (Governing Law & Jurisdiction) to the jurisdiction of the courts of Israel; and

(b) agreement that the Finance Documents are governed by Israeli law are legal, valid and binding.

14.14	Times for making representations and warranties

The representations and warranties set out in this Clause 14:

(a) are made by the Borrower on the date of this Agreement; and

(b) are deemed to be repeated by the Borrower on each Utilisation Date with reference to the facts and circumstances then existing, with the same force and effect as if made on such date; and

(c) are deemed to be repeated by the Borrower on each Interest Payment Date with reference to the facts and circumstances then existing, with the same force and effect as if made on such date.

15.	UNDERTAKINGS

15.1	Duration

The undertakings in this Clause 15 (Undertakings) remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement.

15.2	Information & reports

The Borrower shall supply to the Bank:

(a) annual audited financial statements of the Borrower and each Guarantor, not later than 120 days after the end of each fiscal year on a best efforts basis, but in any event not later than 210 days after the end of each fiscal year, and not later than 90 days after the end of each quarter the Borrower's and each Guarantor's quarterly reviewed financial statements;

(b) annual audited consolidated financial statements of VPG, not later than 120 days after the end of each fiscal year, along with annual (un-audited) solo financial spreadsheets of each Reported Person which were used to compile VPG's annual audited consolidated financial statements, and not later than 90 days after the end of each quarter quarterly reviewed consolidated financial statements of VPG, along with quarterly solo financial spreadsheets of each Reported Person which were used to compile VPG's quarterly reviewed consolidated financial statements;

(c)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings relating to it or any of its Subsidiaries, or relating to any statutory breach, which fall within the categories set forth in Clause 14.6 above and which are current, threatened or pending and, together, in each case, with details of how it proposes to conduct such litigation, arbitration or proceedings or otherwise resolve the dispute in question;

(d)	promptly give written notice to the Bank of any dispute which may exist between the Borrower or any of its Subsidiaries and (A) any Governmental Authority, or (B) any financial institutions which could reasonably lead to litigation which falls within the categories set forth in Clause 14.6 above and;

(e)	immediately upon becoming aware of any Environmental Claim or of any threatened Environmental Claim, and in any event no later than seven Business Days after becoming aware of such Environmental Claim or threatened Environmental Claim, the Borrower or its Subsidiary shall notify the Bank of such occurrence, which notice shall describe in reasonable detail the nature of the Environment Claim or threatened Environmental Claim; and followed within 30 days of the Borrower or its Subsidiary becoming aware of such Environmental Claim or threatened Environmental Claim, a notice describing the proposed response thereto, and the Borrower or its Subsidiary shall provide such information concerning any actual or threatened Environmental Claim as may be reasonably requested by the Bank;

(f)	forthwith, details of any event of which it is aware which may constitute a Material Adverse Change; and

(g)	as soon as practicable after the close of each quarter of each fiscal year of the Borrower and in any event no later than the date on which financial statements are required to be delivered for each such quarter or year, as provided in paragraph (a), the Borrower shall deliver to the Bank an Officer’s Compliance Certificate certified by the Controller or Chief Financial Officer of the Borrower (i) demonstrating compliance with the financial covenants set forth in Clause 15.13 and (ii) certifying that, as at the date of such certificate, there existed no Event of Default and no Default, or, if any such Event of Default or Default existed, specifying the nature thereof, the period of existence thereof and what action the Borrower proposes to take or has taken with respect thereto.

15.3	Notification of Default

The Borrower shall promptly and as soon as practicable, but in no event later than two (2) Business Days after knowledge of the occurrence of a Default or an Event of Default, notify the Bank of any Default (and the steps, if any, being taken to remedy it).

15.4	Insurance

(a) The Borrower shall, and shall procure that each of the Guarantors shall insure its assets at all times with a licensed insurer under the relevant jurisdiction, against reasonable and usual risks in respect of properties of the same type, and also against such other risks as the Bank may from time to time indicate, if any, and in accordance with terms and conditions the Bank will agree upon with insurance companies (hereinafter: the "Policy"), subject to the law and Bank of Israel Rules, and to pay all insurance fees on due date and to deliver to the Bank, not later than the date of the first Utilisation and from time to time upon its first demand, all the insurance certificates and receipts in respect of payment of the insurance premiums.

(b) The Borrower shall, and shall procure that each of the Guarantors shall instruct the insurer as per the following instructions:

(i)	to set forth in the Policy an irrevocable and unalterable stipulation that the Bank is the loss payee (mutav), as such term is defined in the Contract of Insurance Law 5741-1981 (hereinafter: the "Insurance Law"). For the removal of doubt, it is hereby clarified that the first USD 5,000,000 of insurance proceeds in respect of the insured assets under the insurance Policy shall be paid jointly to the Bank and to the Borrower (or to the respective Guarantor – as the case may be). The Bank hereby agrees that the Borrower (or the respective Guarantor – as the case may be) may, should it wish to do so, use such insurance proceeds for the purposes of purchasing replacement equipment, repairing, constructing or otherwise curing the loss or damage which is the subject matter of such proceeds. Should the Borrower (or the respective Guarantor – as the case may be) elect not to use such insurance proceeds as aforesaid, or in case that the amount of insurance proceeds is in excess of USD 5,000,000 - in which case such excess amount shall be paid directly to the Bank) then such insurance proceeds should be deemed as the Borrower's payment on account of the Borrower's debt to the Bank (if and to the extent that such debt shall be outstanding as of the date of receipt of such insurance proceeds) and if no such debt shall be outstanding as of the date of receipt of such insurance proceeds, then such insurance proceeds shall be paid either to the Borrower or to the respective Guarantor – as the case may be).

(ii)	to charge in favour of the Bank all the Borrower's or Guarantor's rights under the Policy; and

(iii)	to instruct that a copy of the insurance contract shall be furnished to the Bank following its inclusion as loss payee and as the party possessing a right of charge as aforementioned.

None of the foregoing shall require any further agreement on the part of the Borrower or a Guarantor or those acting on their behalf or instead of them.

(c)	The Borrower shall, and shall procure that each of the Guarantors shall furnish to the Bank certification from the insurer and an undertaking on its part:

	(i)	to notify the Bank, as a pre-condition to cancellation of the insurance Policy or its termination in any case of cancellation or termination of the insurance contract, at least 30 days prior to the date of such cancellation or termination, notwithstanding any other provision in the Insurance Law;

	(ii)	not to set-off anything against the insurance proceeds payable to the Bank in respect of the Borrower's or Guarantor's assets except for the balance of the insurance premiums not yet paid in respect of the insurance for the current insurance year only; and

	(iii)	to attribute firstly payments of the insurance premiums receivable in relation to this insurance on account of the insurance premiums due in respect of insurance of the Borrower's or Guarantor's assets.

(d)	If:

	(i)	the Borrower's or a Guarantor's assets are not insured by the Borrower;

	(ii)	the Borrower's or a Guarantor's assets have been insured in a manner or to an extent that is flawed, defective or insufficient in the reasonable opinion of the Bank and the Borrower and/or such Guarantor (as the case may be) have failed to cure such flaw, defect or insufficiency within thirty calendar days from the receipt of the Bank's written notice to that extent;

	(iii)	there has not been furnished to the Bank within 30 days of the Agreement Date an insurance certificate in respect of the Borrower's or Guarantor's assets to the reasonable satisfaction of the Bank; or

(iv) seven days prior to the expiration of the insurance of the Borrower's or a Guarantor's assets the Borrower or that Guarantor has not furnished the Bank with a certificate of insurance for its assets on such terms and conditions and for such period as is satisfactory to the Bank;

the Bank may, without being under any obligation, insure the Borrower's or that Guarantor's assets and charge the Borrower's Account with the insurance premiums, at the Bank's discretion.

(e)	The Borrower shall, and shall procure that each of the Guarantors shall, make, within 30 days of the date of the Bank's request, any reasonable and usually accepted changes in the Policy for the Borrower's or that Guarantor's assets. If the Borrower or that Guarantor does not do so the Bank may proceed in accordance with paragraph (d) above.

(f)	The Borrower shall, and shall procure that each of the Guarantors shall, advise the Bank and the insurance company immediately of any damage which exceeds USD 250,000 and to its assets that may entitle it to insurance proceeds, whether the insurance was effected by the Borrower, a Guarantor or the Bank.

(g)	The Borrower shall, and shall procure that each of the Guarantors shall, upon the first demand of the Bank, sign all such documents as are necessary for the performance of its obligations under this Clause 15.4. The Borrower further undertakes, and shall procure that each of the Guarantors shall undertake, not to cancel or in any way vary any of the terms and conditions of the insurance without the previous and written consent of the Bank.

15.5	Investments, loans, Acquisitions, etc.

The Borrower shall not, and shall not permit any of the Guarantors to, directly or indirectly, make or permit to exist any Investment or make any Acquisition, except that the Borrower and the Guarantors may permit to exist and, so long as no Default or Event of Default then exists or would be caused thereby, the Borrower and the Guarantors may make, any of the following Investments:

	(a)	(i) Investments by the Borrower or Guarantors in the Borrower or Guarantors or (ii) any Investments in direct or indirect wholly-owned Subsidiaries of the Borrower or Guarantors that become Guarantors;

	(b)	Investments under Swap Agreements entered into in the ordinary course of business for the purpose of minimising risk and not for speculative purposes;

	(c)	Investments in marketable, direct obligations of the United States of America, its agencies and instrumentalities maturing within 365 days of the date of purchase;

	(d)	Investments in commercial paper issued by corporations, each of which shall have a net worth of at least USD 100,000,000 and each of which conducts a substantial part of its business in the United States of America, maturing within 270 days from the date of the original issue thereof, and which at the time of Acquisition has the highest rating by Moody’s Investors Service, Inc. or Standard and Poor’s Corporation;

	(e)	Investments in bankers’ acceptances, and certificates of deposit maturing within 365 days of the date of purchase that are issued by, or time deposits maintained with, a commercial bank organized under the laws of the United States of America or any state thereof or any country that is a member of the Organization of Economic Cooperation and Development or a political subdivision of any such country, having capital, surplus and undivided profits totaling more than USD 100,000,000 and that have the highest rating by Moody’s Investors Service, Inc. or Standard and Poor’s Corporation;

	(f)	Permitted Acquisitions;

(g)	Other Investments up to USD 5,000,000;

(h)	Investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended;

(i)	Investments received in connection with the bankruptcy or reorganisation of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case, in the ordinary course of business;

(j)	trade credit extended on usual and customary terms in the ordinary course of business;

(k)	loans to shareholders, directors or officers in an aggregate amount for all such loans not to exceed USD 500,000 at any one time outstanding; and

(l)	advances to employees to meet expenses incurred by such employees in the ordinary course of business in an aggregate amount or all such advances not to exceed USD 500,000 at any one time outstanding.

15.6	Mergers and dispositions

	(a)	Consolidations and Mergers. The Borrower shall not, and shall not permit any of the Guarantors to, directly or indirectly:

		(i)	consolidate with or merge into any other person, except that a Guarantor may consolidate with or merge into the Borrower or another Guarantor; provided, that if any Guarantor merges or consolidates with the Borrower, the Borrower shall be the surviving person;

		(ii)	permit any person that is not a direct and/or indirect Subsidiary thereof to consolidate with or merge into it except in connection with a Permitted Acquisition; or

		(iii)	enter into any winding-up, liquidation, dissolution, division or similar transaction except that a Guarantor may be dissolved following the transfer of all of its assets to the Borrower or one or more wholly-owned Subsidiaries of the Borrower which are Guarantors (“Transferee”), subject to the conditions that both before and after the transfer and subsequent dissolution, no Event of Default or Default shall exist.

	(b)	Sales and Other Dispositions. The Borrower shall not, and shall not permit any of the Guarantors to, directly or indirectly, sell, lease, abandon or otherwise transfer or dispose of any of its assets or property of any nature except:

		(i)	sales of inventory in the ordinary course of its business;

		(ii)	transfers of assets to the Borrower or a wholly-owned Subsidiary of the Borrower which is a Guarantor, so long as such assets remain subject to a valid, perfected first priority lien in favor of the Bank;

		(iii)	transfers of equipment that is obsolete or no longer used or useful in the business of the Borrower or any of its Subsidiaries and having an aggregate sales price not exceeding USD 5,000,000 for all such sales after the Agreement Date;

		(iv)	abandonment or lapse of immaterial intellectual property in its business judgment; and

		(v)	the India Transducers Asset Sale.

15.7	Indebtedness

The Borrower shall not, and shall not permit any of the Guarantors to, directly or indirectly, create, incur, assume, guarantee, permit to exist or otherwise become or remain directly or indirectly liable with respect to any Indebtedness other than each of the following:

	(a)	obligations under the Finance Documents and other banking services provided by the Bank;

	(b)	obligations in an aggregate principal amount not to exceed USD 5,000,000 in respect of Capital Lease Obligations;

	(c)	obligations owing to the Borrower or to a Guarantor from the Borrower or a Guarantor;

	(d)	Indebtedness in the form of Investments made in compliance with clause (a) of Clause 15.5;

	(e)	obligations under Swap Agreements permitted under Clause 15.5(b); and

	(f)	other Indebtedness not exceeding USD 5,000,000 in the aggregate principal amount at any time.

15.8	Compliance with laws and payment of taxes

	(a)	The Borrower shall comply with all laws and regulations applicable to it to the extent that failure to do so would constitute a Material Adverse Change.

	(b)	The Borrower shall:

		(i)	file, or procure the filing of, all Tax and informational returns that are required to be filed by it in any jurisdiction; or

		(ii)	pay all its Taxes when due, except to the extent the Taxes are contested in good faith and by appropriate means, and a reserve reasonably regarded as adequate has been set aside for payment of those Taxes.

15.9	Change of business

The Borrower shall not, and shall procure that the Guarantors shall not, directly or indirectly enter into a business that is not a Permitted Business.

15.10	Restricted Payments

The Borrower shall not, and shall not permit any of the Guarantors to, directly or indirectly, declare, order, pay, make or set apart any sum or property for any Restricted Payment, except for Restricted Payments declared and paid by direct or indirect wholly-owned Subsidiaries of the Borrower which are Guarantors to the Borrower and other direct or indirect wholly-owned Subsidiaries of the Borrower which are Guarantors.

15.11	Negative pledge

(a) The Borrower shall not, and shall not permit any of the Guarantors to, directly or indirectly, create, incur, assume or permit to exist any lien on or with respect to any property or assets of the Borrower or any Guarantor, except each of the following (the items referred to in paragraphs (i) through (vii) are, collectively, the “Permitted Liens”):

(i) Liens created in favour of the Bank pursuant to the Finance Documents;

(ii) Liens for taxes, assessments or other governmental charges the payment of which is not yet due;

(iii) statutory liens of landlords or mortgagees of landlords and deposits to secure the performance of leases in the ordinary course of business, and liens of carriers, warehousemen, mechanics and materialmen and other like liens incurred in the ordinary course of business for sums not yet due;

		(iv)	leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances on real property, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

		(v)	Capital Leases incurred in compliance with Clause 15.7(b), provided that no such security interest shall extend to or cover any property other than the leased property;

		(vi)	usual and customary deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business of the Borrower or any Guarantor; and

		(vii)	Liens on equipment and real estate of persons that become Guarantors after the date of this Agreement, provided that such liens existed at the time the respective corporations became a Subsidiary and were not created in anticipation thereof, provided that, except as expressly permitted otherwise above, any such lien does not cover any property or assets after the time such company becomes a Subsidiary which were not covered immediately prior thereto.

	(b)	The Borrower shall not, and shall not permit any of the Guarantors to, agree with any person to restrict or place limitations on the right of the Borrower or any of the Guarantors to create, incur, assume or permit to exist any lien on or with respect to any property or asset of the Borrower or any of the Guarantors or.

15.12	Reported Persons

Without prejudice to any of the above provisions of this Clause 15, the Borrower shall not, and shall not permit any of its Subsidiaries which are Reported Persons, to, directly or indirectly:

	(a)	make any Investment in or Acquisition from a Subsidiary of the Borrower which is not a Reported Person unless that Subsidiary becomes a Reported Person;

	(b)	Consolidate with or merge into any direct and/or indirect Subsidiary of the Borrower which is not a Reported Person unless the surviving person shall become (or remain – as the case may be) the Reported Person;

	(c)	enter into any dissolution following which all of its assets are transferred to any direct and/or indirect Subsidiary of the Borrower which is not a Reporting Person unless that Other Subsidiary becomes a Reported Person;

	(d)	transfer assets to any direct and/or indirect Subsidiary of the Borrower which is not a Reported Person unless such Subsidiary becomes a Reported Person;

	(e)	create, incur, assume, guarantee or otherwise become directly or indirectly liable with respect to any indebtedness to any direct and/or indirect Subsidiary of the Borrower which is not a Reported Person unless such Subsidiary becomes a Reported Person; or

	(f)	declare, order, pay, make or set apart any sum or property for any Restricted Payment to any direct and/or indirect Subsidiary of the Borrower which is not a Reported Person unless such Subsidiary becomes a Reported Person.

15.13	Financial covenants

(a)	The Borrower shall comply with the following financial covenants calculated on an unconsolidated basis:

	(i)	Tangible Shareholders Equity ≥ USD 65,000,000;

	(ii)	Indebtedness / EBITDA (Leverage Ratio) ≤ 2.50; and

	(iii)	Tangible Shareholders Equity / Total Assets ≥ 75%.

(b)	Compliance with paragraph (a) will be checked by the Bank against the Borrower's annual audited and quarterly reviewed financial statements, with paragraph (a)(ii) checked against the preceding four quarters on a rolling basis.

(c)	In this Clause 15.13, accounting terms not otherwise defined in this Agreement shall be interpreted in accordance with GAAP.

15.14	Use of proceeds

The Borrower shall apply the proceeds of the Facility wholly and exclusively for the purposes set out in Clause 3 (Purpose).

16.	DEFAULT

16.1	Events of Default

Each of the events set out in Clauses 16.2 to 16.16 (inclusive) is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Borrower or any other person).

16.2	Non-payment

The Borrower does not within 3 Business Days of the due date pay any amount payable by it under this Agreement at the place at and in the currency in which it is expressed to be payable.

16.3	Breach of other obligations

The Borrower, VPG and/or any of the Guarantors does not comply with any provision of the Finance Documents and, if capable of remedy, that breach is not remedied within 30 (thirty) days of the earlier of receipt of notice from the Bank specifying the breach and the Borrower first becoming aware of the failure.

16.4	Misrepresentation

A representation, warranty or statement made or repeated in or in connection with the Finance Documents or in any document delivered by or on behalf of the Borrower under or in connection with the Finance Documents is incorrect or misleading in any material respect when made or deemed to be made or repeated.

16.5	Legal validity

Any Finance Document ceases to be a valid, binding and enforceable obligation of, or is repudiated by, the Borrower, VPG and/or any Guarantor or becomes void or unenforceable.

16.6	Cross-default

(a) Any Indebtedness of the Borrower or any of the Guarantors is not paid when due or within any originally applicable grace period, and the underlying obligation with respect to which a default has occurred aggregates USD 1,500,000 or more or could result in a required payment of USD 1,500,000 or more.

(b) An event of default howsoever described (or any event which with the giving of notice, lapse of time, determination of materiality or fulfilment of any other applicable condition or any combination of the foregoing would constitute such an event of default) occurs under any document relating to such Indebtedness of the Borrower or any of the Guarantors, which default would reasonably be expected to result in a Material Adverse Change.

(c) Any Indebtedness of the Borrower or any of the Guarantors becomes prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under the document relating to that Indebtedness, in an amount that aggregates USD 1,500,000 or more.

(d)	Any commitment for, or underwriting of, any such Indebtedness of the Borrower or any of the Guarantors is cancelled or suspended as a result of an event of default (howsoever described) under the document relating to that Indebtedness, and the underlying commitment or underwriting with respect to which a cancellation or suspension has occurred aggregates USD 1,500,000 or more.

(e)	Any security interest securing any Indebtedness over any asset of the Borrower or any of the Guarantors becomes enforceable, and the underlying obligation secured by such security interest aggregates USD 1,500,000 or more.

(f)	Without prejudice to paragraphs (a)-(e), any Event of Default occurs as defined in the Senior Credit Facility agreement.

16.7	Insolvency

	(a)	The Borrower or any of the Guarantors is, or is deemed, unable to pay its debts as they fall due or to be insolvent, or admits inability to pay its debts as they fall due.

	(b)	The Borrower or any of the Guarantors suspends making payments on all or any class of their debts or announce an intention to do so, or a moratorium is declared in respect of any of their Indebtedness.

	(c)	The Borrower or any of the Guarantors, by reason of financial difficulties, begins negotiations with one or more classes of their creditors with a view to the readjustment or rescheduling of any of their Indebtedness under Section 350 of the Companies Law, 5759-1999 (or under any other statute which may or replace supersede such Section).

16.8	Insolvency proceedings

	(a)	Any step (including petition, proposal or convening a meeting) is taken with a view to a composition, assignment or arrangement with any creditors of the Borrower or any of the Guarantors; or

	(b)	a meeting of members of the Borrower or any of the Guarantors is convened for the purpose of considering any resolution for (or to petition for) its winding-up or for their administration or any such resolution is passed; or

	(c)	any person presents a petition for the winding-up or for the administration of the Borrower or any of the Guarantors which is not withdrawn or set aside within thirty (30) days; or

	(d)	an order for the winding-up or administration of the Borrower or any of the Guarantors is made.

16.9	Appointment of receivers and managers

	(a)	Any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of the Borrower or any of the Guarantors or any material part of their assets which is not withdrawn or set aside within thirty (30) days; or

	(b)	The Borrower or any of the Guarantors requests the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like; or

	(c)	any other steps are taken to enforce any security interest over any material part of the assets of the Borrower or any of the Guarantors.

16.10	Creditors' process

Any attachment, sequestration, distress or execution affecting any material asset of the Borrower or any of the Guarantors is issued and not discharged within 30 days or such shorter period as may render such asset liable to forfeiture, seizure or sale.

16.11	Cessation or change of business

(a) The Borrower or any of the Guarantors ceases, or threatens to cease, to carry on all or a substantial part of its business (except in case of transfer and/or assignment of such business or any substantial part thereof to the Borrower and/or to any other Guarantor – in compliance with the terms of this Agreement) ; or

(b) The Borrower or any of the Guarantors makes, or threatens to make, any substantial change in the scope, purpose or nature of their business or operations.

16.12	Effectiveness of security

Any security by an Obligor, which value exceeds USD 500,000 is not or ceases to be effective or is alleged by any such person to be ineffective for any reason and such allegation is not withdrawn or set aside within thirty (30) days.

16.13	Consents & illegality

(a) Any Governmental Authority shall have (i) condemned, seized, or expropriated all or substantially all of the property of the Borrower or any of the Guarantors; or (ii) taken any action that would constitute a Material Adverse Change;

(b) Any authorisation, approval, consent, license, exemption, filing, registration, notarisation or other requirement of any governmental, judicial or public body or authority necessary to enable the Borrower to comply with its obligations hereunder shall have been revoked, rescinded, suspended, held invalid or otherwise limited in effect in a manner that would constitute a Material Adverse Change; or

(c) Any law, rule or regulation, decree or directive of any competent authority shall be enacted or issued that shall impair materially and adversely the ability or the right of an Obligor to perform its obligations under the Finance Documents to which it is a party; or it shall become unlawful for an Obligor to perform any such obligations.

16.14	Repudiation

An Obligor repudiates any Finance Document to which it is a party or does or causes to be done any act or thing evidencing an intention to repudiate a Finance Document.

16.15	Change of Control

If there shall occur a Change of Control.

16.16	Finance Documents

Without derogating from the foregoing, any default occurs as detailed in any Finance Document, as if it were set out in this Agreement.

16.17	Acceleration

On and at any time after the occurrence of an Event of Default the Bank may, by notice to the Borrower:

	(a)	demand that all or part of the Loan, together with accrued interest and all other amounts accrued under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable;

	(b)	demand that all or part of the Loan together with accrued interest be payable on demand, whereupon they shall immediately become payable on demand by the Bank; and/or

	(d)	charge Default Interest.

17.	FEES AND EXPENSES

	(a)	The Borrower shall pay to the Bank an upfront fee of USD 45,000 (0.3% of the Commitment) upon the Agreement Date.

	(b)	The Borrower shall pay to the Bank an unused fee computed at the rate of 0.35% per annum (based on 360 days per annum) on the daily amount of the Available Commitment from the Agreement Date to the last day of the Commitment Period. Such Commitment Fee shall be payable in USD quarterly in arrears, at the end of each calendar quarter, commencing at the end of the calendar quarter in which the Agreement Date occurs, and also on the last day of the Commitment Period.

	(c)	The Borrower shall, within three Business Days of demand pay to the Bank the amount of all reasonable legal fees incurred by the Bank pursuant to engagements approved by the Borrower in connection with the preparation of Finance Documents.

	(c)	The Borrower shall, within three Business Days of demand, pay to the Bank the amount of all cost and expenses (including reasonable legal fees) incurred by it in connection with the enforcement of any rights under the Finance Documents, in case of any breach of the Borrower's undertakings under the Finance Documents.

18.	REGISTRATION FEES

The Borrower shall pay all, registration or similar fees which are or become payable in connection with the entry into, registration, recording, performance or enforcement of the Finance Documents.

19.	INDEMNITIES

19.1	Currency indemnity

If the Bank receives an amount in respect of the Borrower's liability under this Agreement or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the "contractual currency") in which the amount is expressed to be payable under this Agreement;

	(a)	the Borrower shall indemnify the Bank as an independent obligation against any loss or liability arising out of or as a result of the conversion;

	(b)	if the amount received by the Bank, when converted into the contractual currency at a market rate in the usual course of its business is less than the amount owed in the contractual currency, the Borrower shall forthwith on demand pay to the Bank an amount in the contractual currency equal to the deficit; and

	(c)	the Borrower shall forthwith on demand pay to the Bank any exchange costs and taxes payable directly in connection with any such conversion.

19.2	Breakage indemnity

The Borrower shall forthwith on demand indemnify the Bank against any loss or liability which the Bank incurs as a consequence of any payment of principal in respect of a Loan being received from any source otherwise than on the last day of an Interest Period.

20.	EVIDENCE AND CALCULATIONS

20.1	Accounts

Accounts maintained by the Bank in connection with this Agreement are prima facie evidence of the matters to which they relate.

20.2	Certificates and determinations

Any certification or determination by the Bank of a rate or amount under this Agreement is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

20.3	Day count convention

Interest (including default interest) and unused fees accrue from day to day and will be calculated on the basis of the actual number of days elapsed and a year of 360 days.

21.	AMENDMENTS AND WAIVERS

The rights of the Bank under the Finance Documents:

(a) may be exercised as often as necessary;

(b) are cumulative and not exclusive of its rights under the general law; and

(c) may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

22.	SET-OFF

The Bank may set off any matured obligation owed by the Borrower under this Agreement (to the extent beneficially owned by the Bank) against any obligation (whether or not matured) owed by the Bank to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Bank may set off an amount estimated by it in good faith to be the amount of that obligation.

23.	ASSIGNMENT OF RIGHTS

23.1	The Borrower may not assign its rights and /or obligations under the Finance Documents.

23.2	The Bank may at any time assign, transfer or novate all or any part of the Loan and/or all or any of its rights and/or obligations under the Finance Documents (except the Guarantee by VPG) (an "Assignment") to another bank, financial institution or securitisation vehicle ("Assignee Lender") which is incorporated in a country that has diplomatic relations with the State of Israel, provided that such Assignment shall not derogate from Borrower's rights under the Finance Documents. Any such transfer will be made on an Interest Payment Date and the Bank shall provide the Borrower with a prior notice of 10 Business Days.

23.3	The Borrower shall execute and do all such transfers, assignments, novations, assurances, acts and things as the Bank may require for perfecting and completing any such assignment, transfer or novation, and releasing the Bank from and imposing on the Assignee Lender the Bank’s obligations under the Finance Documents to the extent the same are transferred, assigned or novated. All agreements, representations and warranties made in this agreement shall survive any assignment made pursuant to this clause and shall also inure to the benefit of all Assignee Lenders.

24.	SEVERABILITY

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a) the validity or enforceability in that jurisdiction of any other provision of any other documents signed by the Borrower in favour of the Bank; or

(b) the validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

25.	NOTICES

25.1	Giving of notices

All notices or other communications under or in connection with the Finance Documents shall be given in writing and, unless otherwise stated may be made by letter or facsimile. Any such notice will be deemed to be given as follows:

(a) if by letter, when delivered personally or on actual receipt; and

(b) if by facsimile, when received in legible form.

However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

25.2	Addresses for notices

(a) The address and facsimile number of the Borrower are:

Vishay Advanced Technologies Ltd.
2 Haofan St.
Holon 58814 Israel
Facsimile: + 972 3 5595712

or such other as the Borrower may notify to the Bank by not less than five Business Days' notice.

(b) The address and facsimile number of the Bank are:

HSBC Bank plc
Tel-Aviv Branch
74 Rothschild Blvd.
Tel-Aviv, Israel
Facsimile: +972 3-7101144
Attention: Carol Shaked or Rina Klier

or such other as the Bank may notify to the Borrower by not less than five Business Days' notice.

26.	GOVERNING LAW & JURISDICTION

	(a)	The Finance Documents are governed by the laws of the State of Israel.

	(b)	The parties agree that the competent courts of Tel Aviv-Jaffa have exclusive jurisdiction to settle any disputes in connection with the Finance Documents.

	(c)	The Borrower hereby irrevocably accepts its appointment as process Agent in Israel for VPG under its Guarantee.

By:	/s/ Ziv Shoshani	By: /s/Carol Shaked

/s/ Amir Tal

The Borrower, Vishay Advanced Technologies Ltd		The Bank, HSBC Bank PLC Tel Aviv Branch

HSBC Bank plc
Tel-Aviv Branch
74 Rothschild Blvd.
Tel-Aviv, Israel

I, Eli Goddard, legal advisor of Vishay Advanced Technologies Ltd (hereinafter: the "Company") hereby confirm that the Company is authorised to sign this Agreement and the signatures of Ziv Shoshani and Amir Tal on behalf of the Company is in accordance with the statutory documents of the Company and shall bind it.

By:	/s/ Eli Goddard	November 30, 2011
Eli Goddard
Name & Signature		Date

SCHEDULE 1

CALCULATION OF EBITDA

For any person, for any period, the Net Income of such person for such period adjusted (A) to include, if applicable the Net Income of any person accrued during such period but prior to the date it became a Subsidiary of Borrower or was merged into or consolidated with Borrower (based on financial information reasonably satisfactory to Bank), and (B) to exclude, without duplication, the following items of income or expense to the extent that such items are included in the calculation of such Net Income: (a) Interest Expense, (b) total income and tax expense, (c) depreciation expense, (d) the expense associated with amortization of intangible and other assets, (e) non-cash provision for reserves for discontinued operations (or any reversals thereof) but if any amount reflected in such non-cash reserves are subsequently paid in cash, such cash payments shall be deducted from the calculation of EBITDA, (f) any gain or loss associated with the sale or write-down of assets, (g) any gain or loss from or attributable to minority interests, (h) any gain or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions paid to such person or any Subsidiary of such person by the entity accounted for by the equity method of accounting), and (i) other non-cash items approved by the Bank.

SCHEDULE 2

FORM OF OFFICER'S COMPLIANCE CERTIFICATE

VISHAY ADVANCED TECHNOLOGIES LTD
OFFICER'S COMPLIANCE CERTIFICATE FOR THE PERIOD ENDING [  ]

Reference is made to the Revolving Facility Agreement dated as of [  ] 2011 (as modified, amended, restated or supplemented from time to time, the "Facility Agreement") by and between Vishay Advanced Technologies Ltd (the "Borrower") and HSBC Bank plc, Tel Aviv Branch (the "Bank"). Terms not defined herein are used as defined in the Facility Agreement.

In accordance with the terms of Clause 15.2(g) of the Facility Agreement, I, [  ], the Chief Financial Officer/Controller of the Borrower, do hereby certify to the Bank as follows:

1. The Borrower is in compliance with the financial covenants as of [  ] as set forth in Clause 15.13 of the Facility Agreement, and as defined in Schedule 1 (Calculation of EBITDA) and Schedule 4 (Calculation of Tangible Shareholder’s Equity), as more fully set forth below:

	Actual	Required
Tangible Shareholder Equity (TSE)
Total Assets:
Less:
Total Liabilities:
Excluding:
(a) Goodwill, Trademarks, Trade Names, etc.:
(b) Unamortized financing and discounts and expenses:
(c) all reserves carried and not deducted from assets:
(d) treasury stock:
(e) securities which are not readily marketable:
(f) cash held in a sinking fund for redemption of Capital Stock or Indebtedness:
(g) Any write up in the book value of any assets subsequent to their being listed in the financial statements:
(h) Any items in (a) through (g) above treated as intangibles in conformity with GAAP:
(i) The effects of currency translation adjustments:
(j) Investment in Vishay PM Group Ltd:

Tangible Shareholders Equity:
_____	≥ USD 65,000,000

Leverage Ratio

Indebtedness:

EBITDA:

Indebtedness / EBITDA:
_____	≤ 2.5:1.0

Tangible Shareholder Equity / Total Assets

Tangible Shareholder Equity:

Total Assets:

Tangible Shareholder Equity / Total Assets:
_____	≥ 75%

Calculation of EBITDA

ROLLING
DESCRIPTION	1st	2nd	3rd	4th	FOUR
	QTR *	QTR *	QTR *	QTR *	QUARTERS
NET INCOME

(a) INTEREST EXP
(b) INCOME TAX
(c) DEPRECIATION
(d) AMORTIZATION
(e) NON-CASH PROVISIONS FOR RESERVES FOR
DISCOUNTINUED OPERATIONS
(f) GAIN OR LOSS ASSOCIATED WITH THE SALES
OR WRITE-DOWN OF ASSETS
(g) GAIN OR LOSS ATTRIBUTED TO MINORITY
INTERESTS
(h) GAIN OR LOSS ACCOUNTED FOR BY THE
EQUITY METHOD OF ACCOUNTING
(i) OTHER NON-CASH ITEMS APPROVED BY THE
BANK

*	Specify quarter-end date

As at the date of this Certificate:
o	There exists no Event of Default or Default
o	There exists an Event of Default or Default:
Description:
Period of existence:
The action the Borrower proposes to take or has taken:

IN WITNESS WHEREOF, I have executed this Certificate as of _________, 20__.

Vishay Advanced Technologies Ltd.

By:	[1]
Name:
Title:

[1]	To be executed by the Chief Financial Officer/Controller of the Borrower.

SCHEDULE 3

FORM OF REQUEST

To:	HSBC BANK PLC, TEL AVIV BRANCH as Bank

From:	VISHAY ADVANCED TECHNOLOGIES LTD

Date:	[•]

VISHAY ADVANCED TECHNOLOGIES LTD

Revolving Facility Agreement dated [•] 2011 (the Facility Agreement)

Terms not defined herein are used as defined in the Facility Agreement.

1.	We wish to borrow a Loan under the Facility Agreement as follows:
	(a)	Utilisation Date:	[•]
	(b)	Amount:	[•]
	(c)	Currency:	[USD][EUR]
	(d)	Interest Period:		[one month][three months]
	(e)	Interest rate applicable:			LIBOR + 2.15% p.a.
	(f)	Repayment dates:		[•]
	(g)	Payment Instructions:		[•]

2.	We confirm that:
	(a)	the representations and warranties in Clause 14 (Representations and Warranties) are correct as of this date;
	(b)	no Default is outstanding or would be likely to result from the Loan; and
	(c)	no law, regulation, ruling or other action of any Governmental Authority shall be in effect or shall have occurred, the effect of which would be to prevent us from fulfilling our obligations.

By:

VISHAY ADVANCED TECHNOLOGIES LTD

Authorised Signatory

SCHEDULE 4

CALCULATION OF TANGIBLE SHAREHOLDERS EQUITY

Tangible Shareholders Equity: the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with GAAP, excluding, however, from the determination of total assets (a) goodwill, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other intangibles, (b) unamortized financing discounts and expenses, (c) all reserves carried an not deducted from assets, (d) treasury stock, (e) securities which are not readily marketable, (f) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of Capital Stock or Indebtedness, (g) any writeup in the book value of any asset resulting from a revaluation thereof subsequent to the date of the financial statements (h) any items not included in clauses (a) through (g) above which are treated as intangibles in conformity with GAAP, (i) the effects of the currency translation adjustment and (j) investment in the PM Group.